UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 16, 2017

Protalix BioTherapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33357	65-0643773
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Snunit Street	20100
Science Park, POB 455
Carmiel, Israel
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code +972-4-988-9488

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

On February 13, 2017, Protalix BioTherapeutics, Inc. (the “Company”) announced that the Company was going to participate in the Lysosomal Disease Network 13th Annual WORLDSymposiumTM 2017 being held February 13 through 17, 2017 in San Diego, CA. Positive data from the Company’s phase I/II dose-ranging clinical trial of PRX-102 for the treatment of Fabry disease was presented at the symposium.

Dr. Yoseph Shaaltiel, the Company’s Executive Vice President, Research & Development, gave an oral presentation entitled “Characterization of a chemically modified plant cell culture expressed human α-galactosidase-A enzyme for treatment of Fabry disease.”

Dr. Derralynn Hughes of the Lysosomal Storage Disease Unit, Institute of Immunity and Transplantation, Royal Free London NHS Foundation Trust, London, UK, and a principal investigator in the Company’s clinical trial of pegunigalsidase alfa (PRX-102) for the treatment of Fabry disease, gave an oral presentation entitled “One-year follow up of Fabry disease patients treated by IV administration of a plant derived alpha-Gal-A enzyme: safety and efficacy.” Dr. Hughes also gave a poster presentation of the same title.

Prof. David Warnock, Professor of Nephrology at the University of Alabama Birmingham, Birmingham, Alabama, gave an oral presentation entitled “PRX-102 for treating Fabry disease – immunogenicity and PK results from a phase 1-2 study.” Prof. Warnock also gave a poster presentation of the same title.

The presentations and posters featuring the data will be available on the Company’s website, under the Presentations tab.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROTALIX BIOTHERAPEUTICS, INC.

Date: February 16, 2017	By:	/s/ Moshe Manor
	Name: Title:	Moshe Manor President and
Chief Executive Officer